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                      [LETTERHEAD OF RHOADS & SINON LLP]

                                 July 6, 2001

                                   Exhibit 8
                                 (tax opinion)

                   Re:  Plan of Merger and Reorganization of
                        Mauch Chunk Trust Company
                        with an into Mauch Chunk Interim Trust Company
                        Using the Stock of Mauch Chunk Trust Financial Corp.

Board of Directors                                   Board of Directors
Mauch Chunk Trust Financial Corp.                    Mauch Chunk Trust Company
1111 North Street                                    1111 North Street
Jim Thorpe, PA 18224                                 Jim Thorpe, PA 18224

Gentlemen:

     This letter is in response to your request for our opinion as to certain federal income tax consequences of the proposed merger of Mauch Chunk Trust Company (the "Bank") with and into Mauch Chunk Interim Trust Company (the "Interim Bank") using the stock of Mauch Chunk Trust Financial Corp. (the "Holding Company"). The facts which you have submitted for our consideration, and upon which our opinion is based, are substantially as set forth below.

     The Holding Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and prior to the merger will be a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date of this letter, the authorized capital stock of the Holding Company consisted of 3,000,000 shares of common stock, without par value, of which 3 shares are validly authorized, issued and outstanding, and fully paid and non-assessable.

     The Bank is a bank and trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. As of the date of this letter, the authorized capital stock of the Bank consists of 1,500,000 shares of common stock, $1.00 par value per share, of which 980,346 shares are validly authorized, issued and outstanding, and fully paid and non-assessable.
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July 6, 2001
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     The Interim Bank is a bank and trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. As of the date of this letter, the authorized capital stock of the Interim Bank consists of 1,500,000 shares of common stock, $1.00 par value per share, 150,000 of which will be purchased by Holding Company with funds borrowed from an unrelated lender.

     For logical and sound business reasons, the following transactions have been proposed:

     A. Pursuant to the Plan of Merger and Agreement dated as of May 17, 2000, among the Bank, the Interim Bank and the Holding Company, the Bank will merge with and into the Interim Bank in accordance with Section 18(c) of the Federal Deposit Insurance Act and Section 1601-1608 of the Pennsylvania Banking Code, and, where applicable, the Pennsylvania Business Corporation Law, as amended, and the laws of the United States of America. The Interim Bank will acquire substantially all of the assets, and will assume all of the liabilities of the Bank. Thereafter, the separate existence of the Bank shall cease, the Interim Bank will survive the merger.

     B. The outstanding stock of the Bank held by the Bank shareholders will be exchanged for common stock of the Holding Company. Each outstanding share of the Bank common stock will be converted into one share of Holding Company common stock.

     In connection with the proposed merger the following representations, upon which we have relied, have been made to us:

          (1) The Plan of Merger and Reorganization between the Bank, the Interim Bank and the Holding Company (the "Agreement"), dated as of May 17, 2000, has been duly executed by the parties and remains in full force and effect, without amendment, on the date hereof. The merger of the Bank with and into the Interim Bank shall be effected in accordance with the terms of the Agreement as it exists on the date hereof.

          (2) The representations and warranties of the Bank and the Holding Company as set forth in the representation letter of even date herewith are true and correct as of the date hereof and shall remain true and correct through the effective date of the proposed transaction.

          (3) The proposed transaction is logical and sound from a business standpoint and tax considerations, if present at all, are secondary.

          (4) The proposed merger of the Bank with and into the Interim Bank shall comply, in all respects, with the requirements for obtaining prior approval
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July 6, 2001
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     for the merger from the Pennsylvania Department of Banking and the Federal
     Deposit Insurance Corporation and with the requirement that the application of the Holding Company to become a bank holding company is approved by the Board of Governors of the Federal Reserve System.

          (5) The fair market value of the Holding Company common stock to be received by the Bank shareholders will, in each instance, be approximately equal to the fair market value of the Bank common stock surrendered in the exchange.

          (6) Prior to the transaction, the Holding Company will be in control of the Interim Bank within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended.

          (7) The management of the Bank has no knowledge of any plan or intention on the part of any of the shareholders of the Bank to sell or otherwise dispose of the shares of the Holding Company's common stock to be received in the proposed transaction in an amount which would reduce the shareholders' ownership to a number of shares having, in the aggregate, a value as of the effective date of the transaction of less than 50 percent of the total value of the Bank's common stock outstanding as of the same date. For purposes of this representation, shares of Bank stock surrendered by any dissenters will be treated as outstanding Bank stock on the date of the transaction. Moreover, shares of Bank stock and shares of Holding Company stock held by the Bank and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

          (8) The Bank will transfer assets representing at least 90 percent of the fair market value of its net assets, and at least 70 percent of the fair market value of its gross assets, held immediately before the transfer to the Interim Bank. For purposes of this representation, amounts used by the Bank to pay reorganization expenses (including interest charges attributable to Holding Company) will be considered as assets held by the Bank immediately before the transfer. Other payments made from the assets of the Bank in connection with the reorganization and not in the ordinary course of business will be considered assets held by the Bank immediately before the transfer.

          (9) The liabilities of the Bank to be assumed by the Interim Bank in the transaction were incurred by the Bank in the ordinary course of its business.
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July 6, 2001
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          (10) Following the transaction, the Interim Bank will not issue additional shares of its stock that would result in the Holding Company losing control of the Interim Bank within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended.

          (11) The Holding Company has no plan or intention to redeem or otherwise reacquire any of its stock issue in the proposed transaction.

          (12) The Holding Company has no plan or intention to liquidate the Interim Bank; to merge the Interim Bank with and into another corporation; to sell or otherwise dispose of the stock of the Interim Bank; or to cause the Interim Bank to sell or otherwise dispose of any of the assets of the Bank acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended.

          (13) Following the transaction, the Interim Bank will continue to operate the business of the Bank in a substantially unchanged manner.

          (14) The Bank will pay the reorganization expenses of the Bank, the Holding Company and the Interim Bank. These expenses will be directly related to the transaction and will be paid directly to creditors. The shareholders of the Bank will pay their own expenses, if any, incurred in connection with the proposed transaction.

          (15) There is no intercorporate indebtedness between the Holding Company, the Bank or the Interim Bank which was or will be acquired, issued or settled at a discount.

          (16) No two parties to the proposed transactions are investment companies as defined in Section 368(a)(2)(F) of the Internal Revenue Code of 1986, as amended.

          (17) The Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended.

          (18) The fair market value of the assets of the Bank to be transferred to the Interim Bank will exceed the sum of the liabilities to be assumed by the Holding Company plus the amount of liabilities, if any, to which the assets to be transferred are subject.
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July 6, 2001
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          (19) None of the compensation received by any shareholder-employees of the Bank will be separate consideration for, or allocable to, any of their shares of the Bank stock; none of the shares of the Holding Company stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     Based upon the information submitted, the representations set forth above, and provided that the merger of the Bank with and into Interim Bank qualifies as a statutory merger under applicable law, we are of the opinion as follows:

          (1) The acquisition by the Interim Bank of substantially all of the assets of the Bank in exchange for the Holding Company stock, cash for dissenters and the assumption of the liabilities of the Bank by the Interim Bank, will be a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code") and that the Holding Company, the Bank and the Interim Bank each will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

          (2) No gain or loss will be recognized by the Bank on the transfer of substantially all of its assets to the Interim Bank and the assumption by the Interim Bank of the liabilities of the Bank pursuant to the merger. (Sections 361(a) and 357(a) of the Code).

          (3) No gain or loss will be recognized by the Holding Company or the Interim Bank on the receipt by the Interim Bank of substantially all of the assets of the Bank, and the assumption by the Interim Bank of the liabilities of the Bank pursuant to the merger. (Rev. Rul. 57-278, 1957-1 C.B. 124).

          (4) The basis of the Bank assets in the hands of the Interim Bank, will be the same as the basis of these assets in the hands of the Bank immediately prior to the transaction. (Section 362(b) of the Code).

          (5) The holding period of the assets of the Bank in the hands of the Interim Bank will include the period during which such assets were held by the Bank. (Section 1223(2) of the Code).

          (6) The basis of the Interim Bank stock in the hands of the Holding Company will be increased by an amount equal to the basis of the Bank assets
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July 6, 2001
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     acquired by the Interim Bank and decreased by the sum of the amount of liabilities of the Bank assumed by the Interim Bank plus the amount of liabilities to which the acquired assets of the Bank are subject.

          (7) No gain or loss will be recognized by the shareholders of the Bank on the exchange of the Bank's common stock solely for shares of the Holding Company common stock. (Section 354(a)(1) of the Code).

          (8) The basis of the Holding Company common stock received by the shareholders of the Bank will, in each instance, be the same as the basis of the Bank common stock surrendered in exchange therefor. (Section 358(a)(1) of the Code).

          (9) The holding period of the Holding Company common stock received by the shareholders of the Bank will, in each instance, including the holding period of the Bank common stock surrendered in exchange therefor, provided that the Bank common stock is held as a capital asset on the date of the proposed exchange. (Section 1223(1) of the Code).

          (10) A Bank shareholder who dissents to the proposed merger and receives a cash payment in exchange for all of his or her Bank common stock will treat the cash received as a distribution in redemption of his or her Bank common stock, subject to the conditions and limitations of Section 302 of the Code. Those Bank shareholders who dissent and receive cash payment in exchange for all their Bank common stock, and who do not directly or by attribution through the application of Section 318(a) of the Code own Holding Company common stock ("Terminating Shareholders"), will be treated as having a complete termination of interest within the meaning of Section 302(b)(3) of the Code, and the cash payment received will be treated as a distribution in full payment in exchange for their Bank common stock as provided in Section 302(a) of the Code. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574). As provided in Section 1001 of the Code, gain or loss realized by such Terminating Shareholders will be measured by the difference between the amount of cash payment received and the adjusted basis of the Bank's common stock surrendered under Section 1011 of the Code. Provided Section 341 of the Code (relating to collapsible corporations) is not applicable and the Bank common stock is a capital asset in the hand of the Terminating Shareholder, the gain or loss will be a capital gain or loss subject to the provisions and limitations of Subchapter P of Chapter 1 of the Internal Revenue Code.
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July 6, 2001
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     Except s set forth above, we express no opinion as to the federal, state, local or foreign tax consequences of the Agreement or the transactions contemplated thereby, or of any transactions related thereto. This opinion is solely for your benefit and is not to be used, quoted, circulated or otherwise referred to without our express written permission.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Proxy
Statement/Prospectus forming a part of the Registration Statement, under the caption "Reorganization - Tax Consequences".


                                              Very truly yours,


                                              /s/  Rhoads & Sinon LLP